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                          CERTIFICATE OF INCORPORATION
                                       OF
                             ALTERNATE ENERGY CORP.

FIRST:         The name of this corporation is Alternate Energy Corp.

SECOND: Its registered office in the State of Delaware is located at 15 North Street, in the City of Dover, County of Kent, 19901. The registered agent in charge thereof is Nationwide Information Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 100,000,000, of which 90,000,000 shares shall be Common Stock, $0.001 par value, and 10,000,000 of which shall be Preferred Stock, $0.001 par value, which shall be subject to the provisions of ARTICLE FIFTH.

FIFTH: The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of the Article FOURTH, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

SIXTH: The directors of the Company shall have the power to make and to alter or amend the By-laws of the Company; to fix the amount to be reserved as working capital; and to authorize and cause to be executed mortgages and liens without limit as to the amount upon the property and franchise of the Company.

SEVENTH: The personal liability of the directors of the Company is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.



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NINTH:         The name and mailing address of the incorporator is as follows:
                            Jonathan A. Zalkin, Esq.
                         c/o Moskowitz, Altman & Hughes
                         11 East 44th Street, Suite 504
                               New York, NY 10017

         I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly executed this Certificate this 7th day of March 2000.
                                                     /s/ Jonathan A. Zalkin
                                                     ---------------------------
                                                         Jonathan A. Zalkin
                                                            Incorporator